Exhibit 10.2

July 26, 2012

Ms. Debra Delman

Dear Debra,

On behalf of Arbitron, I am delighted to offer you the position of Executive Vice President, Finance, with the intent of transitioning you into the Chief Financial Officer role as soon as is practicable. You will report to Chief Executive Officer, William T. Kerr, and have a starting base salary of $400,000. Your effective start date will be no later than August 27, 2012.

Upon meeting the applicable performance criteria established by the Compensation and Human Resources Committee of Arbitron’s Board of Directors (the “Compensation Committee”) in its sole discretion, you will be eligible to receive an annual incentive bonus in an amount equal to 55% of base salary. For performance exceeding such applicable performance criteria in the sole judgment of the Compensation Committee, the annual incentive bonus may be increased to an amount up to 110% of base salary. Any bonus paid for 2012 will be prorated to reflect 4 months of service.

Subject to the approval of the Compensation Committee, as soon as practicable on or after your start date Arbitron will grant you a Long Term Incentive award to be valued at 125% of your base salary on the date of grant, with the award to be determined by the Compensation Committee as a mix of: (i) 50% restricted stock units, and (ii) 50% stock options, each with respect to the company’s common stock, par value $0.50 (the “Common Stock”). The value for the restricted stock units will be determined by dividing the target value for the restricted stock units by the Common Stock’s fair market value on the date of grant and the value of the options will be determined using the company’s standard Black-Scholes assumptions applied as of the date of grant.

Employment will be contingent on meeting Arbitron’s standard employment requirements, and passing a routine background check. Arbitron employees must adhere to our Policy on Alcohol and other Drugs. As a condition of your employment, you must read and sign the Employee Disclosure Assignment Agreement and also the Company’s Code of Conduct.

In compliance with the Immigration Reform and Control Act of 1986, you will be required to complete the Employment Eligibility Verification Form I-9. You will need to provide the necessary documents to establish your identity and employment eligibility. For clarification and protection of both you and the Company, your acceptance of this offer represents the sole agreement between you and Arbitron. No prior promises, representations and understandings relative to any terms and conditions of your employment are to be considered part of this agreement unless expressed in this letter.

Please confirm your acceptance of this offer by signing and returning a copy of this letter.

Debra, I could not be more pleased that you will be joining Arbitron and very much look forward to seeing you at the Board meeting in Los Angeles.

Sincerely,

/s/ Marilou Legge
Marilou Legge Executive Vice President, Organization Effectiveness and Corporate Communications